NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES ACQUISITION COMPLETION FOR 24 ASSISTED LIVING COMMUNITIES

SEATTLE, WA, June 1, 2011 -- Emeritus Corporation (NYSE: ESC), (the “Company”) a national provider of senior living services, today announced that the Company has completed its previously announced purchase of 24 assisted living communities comprised of approximately 1,867 units.

The 24 communities were formerly owned by a joint venture comprised of Emeritus and affiliates of Blackstone Real Estate Advisors (“Blackstone”), in which the Company owned a 19% interest and Blackstone an 81% interest.  The Company has been operating these communities since late 2006 under management agreements for a fee equal to 5% of collected revenues.

The portfolio was valued at $310 million, and the net purchase price to acquire Blackstone’s 81% interest in the joint venture was approximately $99.0 million.  The purchase price was funded through a $59.0 million increase in mortgage debt to $220.0 million, and the balance of $40.0 million from cash on hand.  In addition, loan fees and closing costs were approximately $3.0 million.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of senior living services. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process. Emeritus currently operates 482 communities in 42 states representing capacity for approximately 43,200 units and approximately 50,200 residents. Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                                                 Sari Martin
Liz.brady@icrinc.com                                           Sari.martin@icrinc.com
646-277-1226                                                          203-682-8345